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                                                                    EXHIBIT 10.8

                                  LICENSE AGREEMENT


     Effective as of May ____, 1998 (the "Effective Date"), TUFTS UNIVERSITY, a body having corporate powers under the laws of the State of Massachusetts ("TUFTS"), and ILLUMINA, Inc., a California corporation having a principal place of business at 2187 Newcastle Avenue, Suite 101, Cardiff, California 92007, ("LICENSEE") enter into this license agreement ("Agreement") and thereby agree as follows:

1    BACKGROUND

     1.1  TUFTS is the owner of the patents and patent applications listed in
Exhibit 1 and any Licensed Patents, as hereinafter defined, which may issue therefrom.

     1.2 TUFTS desires to have its technology developed and marketed in order that products resulting therefrom may be available for public use and benefit.

     1.3 LICENSEE desires a worldwide, exclusive license, including the right to sublicense, to develop, market and sell products under the Licensed Patents and Know How (collectively, "Exclusive Technology") in all fields.

2    DEFINITIONS

     2.1 "Affiliate" means any corporation or other entity that is directly or indirectly controlling, controlled by or under common control with LICENSEE. For the purpose of this definition, "control" shall mean the direct or indirect beneficial ownership of at least fifty percent (50%) in the income or stock of such corporation or business.

     2.2 "Exclusive" means that, subject to the provision in Section 3.3, TUFTS shall not grant further licenses to the Licensed Patents.

     2.3 "Know-How" means trade secrets, know-how, data and other information (whether or not patentable or qualifying as a trade secret) relating to the field of use relating to Licensed Patents discovered or developed at Tufts, or revealed to LICENSEE pursuant to the research agreement referred to in Section 3 of the Master Agreement of even date herewith ("Research Agreement") between Tufts and LICENSEE. Know-How shall not include Licensed Patents.

     2.4 "Licensed Product" means any product, the manufacture or sale of which is within a Valid Claim within the Licensed Patents in the country of manufacture or sale.

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     2.5  "Licensed Patents" means (i) the U.S. and foreign patents and patent applications listed on Exhibit 1 hereto, (ii) all U.S. or foreign patent applications filed after the Effective Date owned by TUFTS or which TUFTS has the right to license which claim one or more inventions which would be dominated by any patent issuing on a patent application within the Licensed Patents pending as of the Effective Date (or a division, or continuation in whole or part of such a pending application), (iii) all divisions, and continuations in whole or part of any of the preceding, (iv) all foreign patent applications corresponding to or claiming priority from any of the preceding, and (v) all U.S. and foreign patents issuing on any of the preceding, including patents of addition, reexaminations, and reissues.

     2.6  "Licensed Territory" means worldwide.

     2.7  "LICENSEE" shall mean Illumina, Inc. and its Affiliates.

     2.8 "Net Sales" means the gross revenue actually received by LICENSEE from sales of Licensed Products, less the following items, but only insofar as they are included in such gross revenue and are separately stated on the invoice:

          (a) Import, export, value-added, excise and sales taxes, and custom duties, all to the extent separately identified on the invoice;

          (b) Cost of insurance, packing, and transportation from the place of manufacture to the customer's premises;

          (c) normal and customary rebates, and cash and trade discounts, actually taken; and

          (d) Credit for returns, allowances, or trades actually allowed.

     2.9 "Valid Claim" means a claim of (i) an issued, unexpired patent which has not been held unenforceable or invalid by a court or other governmental entity of competent jurisdiction, and which has not been disclaimed, or withdrawn or found invalid or unenforceable in a reissue application or re-examination proceeding; or (ii) a patent application, provided that not more than five (5) years have elapsed from the date the claim takes priority for filing purposes.

3    GRANT

     3.1 Subject to Public Law 96-517 and Public Law 98-620, TUFTS hereby grants, to the extent that it lawfully may, to LICENSEE and LICENSEE hereby accepts an exclusive license under the Exclusive Technology to make, have made, import, have imported, use, lease, sell and offer for sale, have sold and otherwise commercialize and exploit Licensed Products, and to practice any method, process, or procedure within the Exclusive Technology, in the Licensed Territory.

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     3.2  Said license is Exclusive, including the right to sublicense pursuant to Section 12, in the Licensed Territory for a term commencing as of the Effective Date, and ending upon expiration of the last to expire of Licensed Patents.

     3.3 LICENSEE agrees that TUFTS shall have the right to practice the Exclusive Technology both on its own and/or in collaboration with third party academic or not-for-profit research institutions, solely for non-commercial purposes, and not for sale, license, or other distribution.

4    DILIGENCE

     4.1 LICENSEE will use reasonable best efforts to diligently and continuously commercialize the Exclusive Technology. To support the commercialization of the Exclusive Technology, LICENSEE will raise $500,000 in equity financing from third parties during the first year after the Effective Date and use its best efforts to raise $2,000,000 in total financing (including but not limited to equity or debt financing, government grant funding, sponsored research and development funding, etc.) ("First Financing") during the second year after the Effective Date. If LICENSEE fails to meet any one of the foregoing milestones within the time specified, TUFTS shall have the right to terminate the license granted hereunder, provided that such action by TUFTS is consistent with a determination of the arbitrators pursuant to Section 15 hereof that LICENSEE has failed to exercise due diligence in the commercialization of the Exclusive Technology pursuant to its obligations under this Section 4.1.

     4.2 LICENSEE shall further use its best efforts to bring one or more Licensed Products to market through a thorough, vigorous and diligent exploitation of Licensed Patents and to continue thereafter active, diligent marketing of more Licensed Products throughout the life of this Agreement.

     4.3  In addition LICENSEE shall adhere to the following milestones:

          (a) LICENSEE shall deliver to TUFTS on or before the first anniversary of this Agreement an operating plan showing the amount of money, number and kind of personnel, and time budgeted and planned for each phase of development of the Licensed Products and shall provide similar reports to TUFTS on or before each subsequent anniversary. TUFTS agrees to keep this operating plan confidential.

          (b) The following expenditures shall be made by the LICENSEE, its Affiliates or its sublicensees on a calendar-year basis in order to develop and commercialize Licensed Products:

                 1999 - an expenditure of [*]

____________________
[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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                 2000 - an expenditure of [*]
                 2001 - an expenditure of [*]
                 2002 - an expenditure of [*]

          (c) Of the expenditures listed in Section 4.3(b), the following minimum expenditures shall be made by LICENSEE, its Affiliates or its sublicensees on a calendar-year basis in order to develop and commercialize a product dominated by US Patent Number 5,512,490:

                 1999 - an expenditure of [*]
                 2000 - an expenditure of [*]
                 2001 - an expenditure of [*]
                 2002 - an expenditure of [*]

          (d) LICENSEE shall permit an in-plant inspection by TUFTS on or before July 1, 1999 and thereafter permit in-plant inspections by TUFTS at regular intervals with at least six (6) months between inspections.

          (e) LICENSEE shall provide TUFTS with an annual report of research and development expenditures required under this Section 4.3.

     4.4 If LICENSEE fails to meet any of the milestones in this Section 4, and the default has not been remedied within ninety (90) days after the date of notice in writing of such default by TUFTS, TUFTS shall have the right to change the license granted hereunder to a non-exclusive license.

5           PAYMENTS

     5.1 LICENSEE shall pay to TUFTS royalties equal to [*] of the Net Sales received by LICENSEE from the sale of Licensed Products. In the event that a Licensed Product under this Agreement is sold in a combination product containing one or more other active ingredients or components which are or could be separately available on a commercial basis, then Net Sales on the combination product shall be calculated as follows:

          By multiplying the net selling price of the combination product by the fraction A/A+B, where A is the gross selling price, during the royalty-paying period being considered, of the Licensed Product sold separately, and B is the gross selling price, during the royalty period in question, of the other active ingredients or components sold separately.

     5.2 In the event that LICENSEE is required to take a license from any third party in order to commercialize any Licensed Product, and LICENSEE must make royalty payments to such third

____________________
[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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party ("Third Party Royalty Payment"), the royalties payable to TUFTS pursuant to Section 5.1 above shall be reduced by an amount equal to fifty percent (50%) of the Third Party Royalty Payment, provided, however, that such reduction shall not reduce the royalty payment owed to Tufts in any single year to an amount which is less than fifty per cent (50%) of that which would have been due to TUFTS in the absence of Third Party Royalty Payments.

     5.3 LICENSEE shall pay TUFTS a sublicensing fee (the "Sublicensing Fee") equal to twenty five percent (25%) of the net revenue received from sublicensing of Licensed Patents and Licensed Products covered by one or more valid claims of the Licensed Patents in the country in which such Product is sold. The Sublicensing Fee shall be based upon the amount actually paid to LICENSEE by a sublicensee, including fees, royalties and milestone payments, provided that the Sublicensing Fee shall not include research and development support payments, payments in compensation for the grant of rights to any other intellectual property of LICENSEE, or equity or debt financing received by LICENSEE from such sublicensee.

     5.4 LICENSEE hereby grants to TUFTS the right to purchase 500,000 shares of LICENSEE'S common stock which represents 10.0% of the founding capitalization (see Exhibit 2), at fair market value as determined by LICENSEE's Board of Directors as of the date of purchase (such fair market value is currently $0.01 per share) pursuant to a separate stock purchase agreement ("Stock Agreement").

     5.5 The royalty on Net Sales made in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. Royalties and payments to TUFTS shall be made in U.S. Dollars.

     5.6 Within thirty (30) days after receipt of a statement from TUFTS, LICENSEE shall reimburse TUFTS for all costs incurred by TUFTS after the Effective Date in connection with the preparation, filing and prosecution of all patent applications and maintenance of Licensed Patents.

     5.7 In the event that in any country all of the valid claims within the Licensed Patents which cover a particular Licensed Product are held invalid or unenforceable, then LICENSEE's obligation to pay royalties on Net Sales with respect to such Licensed Product shall terminate in such country. LICENSEE's obligation to pay royalties on Net Sales shall terminate on a country-by-country basis upon the expiration of the last to expire of any issued Licensed Patent in each country.

6    ROYALTY REPORTS, PAYMENTS AND ACCOUNTING

     6.1 Beginning with the first sale of a Licensed Product, LICENSEE shall make written reports (even if there are no further sales) of royalty payments due, if any, to TUFTS within thirty (30) days after the end of each calendar quarter. This report shall state the number, description, and aggregate Net Sales of Licensed Products during such completed calendar quarter by LICENSEE, its


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Affiliates and Sublicensees, and resulting calculations of earned royalty payments due TUFTS pursuant to Section 5 for such completed calendar quarter. Each such statement shall be certified by an officer of the LICENSEE as being true, correct and complete. Concurrent with the submission of each such report, LICENSEE shall pay TUFTS any royalties due for the calendar quarter covered by such report.

     6.2 LICENSEE agrees to keep and maintain records for a period of three (3) years showing the manufacture, sale, use and other disposition of products sold or otherwise disposed of under the license herein granted. Such records will include sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined. LICENSEE further agrees to permit its books and records to be examined by an independent certified public accountant selected by TUFTS and acceptable to LICENSEE once per calendar year during the term of this Agreement, for the sole purpose of verifying the reports and royalty payments made by LICENSEE. Such examination shall be made at LICENSEE'S place of business during ordinary business hours with at least thirty (30) days prior written notice.
The accountant shall report to TUFTS only whether there has been a royalty underpayment and, if so, the amount thereof. Such examination is to be at the expense of TUFTS except in the event that the results of the audit reveal an under reporting of royalties due TUFTS of five percent (5%) or more, then the audit costs shall be paid by LICENSEE within thirty (30) days of notice by TUFTS to LICENSEE.

7    REPRESENTATIONS AND WARRANTIES

     7.1  TUFTS Disclaimer.  TUFTS MAKES NO REPRESENTATIONS, EXTENDS NO
          ----------------
WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PURPOSE), AND ASSUMES NO RESPONSIBILITIES WHATSOEVER, WITH RESPECT TO THE LICENSED PATENTS OR KNOW-HOW OR THE USE THEREOF, OR THE MANUFACTURE, POSSESSION, USE, MARKETING, SALE, OR OTHER DISPOSITION BY TUFTS, LICENSEE, OR ANYONE ELSE, OF LICENSED PRODUCT(S) OR ANY OTHER PRODUCTS OF SERVICES (INCLUDING, WITHOUT LIMITATION, PRODUCTS MADE BY TUFTS, AND TUFTS SERVICES, THAT ARE OR WERE FURNISHED TO LICENSEE AT ANY TIME BEFORE, ON, OR AFTER THE DATE HEREOF), EXCEPT ONLY AS EXPRESSLY STATED HEREIN. Without limitation of the foregoing generality, nothing contained herein or in any disclosure of the Licensed Patents or Know-How made by or on behalf of TUFTS shall be construed as extending any representation or warranty with respect to the Licensed Patents or Know-How or Licensed Products or the results to be obtained by the use of the Licensed Patents or Know-How or any Licensed Products, or that anything made, used, or sold by use of the Licensed Patents or Know-How or any part thereof, alone or in
combination, will be free from infringement of patents of third parties.   TUFTS
SHALL NOT BE LIABLE TO LICENSEE, ITS AFFILIATES, ITS SUBLICENSEES, OR ANY OTHER PARTY, REGARDLESS OF THE FORM OR THEORY OF ACTION (WHETHER CONTRACT, TORT, INCLUDING NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE), FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR

                                      -6-
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OTHER EXTRAORDINARY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT,
LICENSED PATENTS, THE KNOW-HOW, THE LICENSED PRODUCTS, OR ANY PRODUCTS OR SERVICES FURNISHED OR NOT FURNISHED BY TUFTS, EVEN IF TUFTS HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

     LICENSEE agrees that all warranties, if any, in connection with the sale or other disposition of any Licensed Products (or any products made by TUFTS and furnished at any time to LICENSEE) by LICENSEE, its Affiliates, or its sublicensees will be made by them and will not directly or impliedly obligate TUFTS.

     7.2  TUFTS Representations.  Notwithstanding the first sentence of
          ---------------------
Section 7.1, TUFTS:

               (a) Warrants to LICENSEE that TUFTS has good title to the Exclusive Technology and any tangible personal property furnished hereunder by TUFTS to LICENSEE, including any quantities of materials similar to the products to be made by LICENSEE as Licensed Products (but TUFTS makes no infringement or other representations or warranties with respect thereto).

               (b) Represents that TUFTS is a corporation organized and existing under the laws of the Commonwealth of Massachusetts and has the power and authority to enter into this Agreement and the right to grant all the rights described in this Agreement, including the rights to the Licensed Patents and Know-How described herein.

               (c) Represents that TUFTS has taken all necessary action to authorize its execution and delivery of this Agreement by the representatives of TUFTS who carried out such execution and delivery, and to authorize the performance by TUFTS of its obligations hereunder.

               (d) Represents that execution and delivery of this Agreement and its performance by TUFTS will not result in any breach or violation of, or constitute a default under, any agreement, instrument, judgment, or order to which TUFTS is a party or by which it is bound.

               (e) Represents that TUFTS is not aware of any other intellectual property right owned by TUFTS for which a license is necessary to practice the rights to the Licensed Patents as set forth herein.

     7.3  LICENSEE Representations.  LICENSEE represents and warrants to TUFTS
          ------------------------
that:

               (a) LICENSEE is a corporation organized and existing under the laws of California and has the power and authority to enter into this Agreement.

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

               (b) LICENSEE has taken all necessary action to authorize its execution and delivery of this Agreement by the representatives of LICENSEE who carried out such execution and delivery, and to authorize the performance by LICENSEE of its obligations hereunder.

               (c) Execution and delivery of this Agreement and its Agreement and its performance by LICENSEE will not result in any breach or violation of, or constitute a default under, any agreement, instrument, judgment, or order to which LICENSEE is a party or by which it is bound.

8  INDEMNITY

     8.1  Indemnity.  LICENSEE agrees to indemnify and hold harmless TUFTS, its
          ---------
trustees, officers and employees, from all costs, expenses (including reasonable attorneys' fees), interest, losses, obligations, liabilities, and damages paid or liability for which is incurred by any of said parties ("Losses"), and which arise out of or are in connection with or are for the purpose of avoiding any and all claims, demands, actions, causes of action, suits, appeals, and proceedings ("Claims"), all whether groundless or not, or the settlement thereof, based on any actual or alleged injuries, damages, or liability of any kind whatsoever (including, without limitation, personal injury, death, property damage, breach of warranty, or breach of contract) arising, directly or indirectly, out of any one or more of: any breach of LICENSEE of its representations, warranties, or agreements hereunder; or out of any manufacture, marketing, possession, use, sale or other disposition of Licensed Products or products furnished by TUFTS to LICENSEE in connection herewith or in connection with the Research Agreement (whether same occurs during or after the License or during or after the License Period) by LICENSEE, its Affiliates, its sublicensees, or anyone claiming by, through, or under any of them; or any acquisition, possession, disclosure, or use of the Exclusive Technology or any thereof, by LICENSEE, its Affiliates, its sublicensees, or anyone claiming by, through, or under any of them; or the presence of LICENSEE's or its Affiliates' or its sublicensees' officers, agents, employees, invitees, or property or any thereof on TUFTS' premises, provided that the obligations of LICENSEE under this
Section 8.1 shall not apply if the Claims and any Losses resulted in whole or in part from the intentional misconduct or gross negligence of TUFTS or any other party indemnified under this Section.

     8.2  Defense; Settlement.  LICENSEE shall defend and control negotiation of
          -------------------
settlement of any Claim, as defined in Section 8.1. TUFTS agrees to cooperate fully in the defense of any Claim and may participate in the defense with counsel of TUFTS' choosing, such separate counsel to be at TUFTS' expense unless a conflict of interest exists between LICENSEE and TUFTS with respect to the defense in which case LICENSEE shall pay the reasonable fees and expenses of TUFTS' separate counsel. Any settlement by which TUFTS would incur any obligation or liability, whether for the payment of money, the taking of any action, the refraining from any action, or otherwise, shall require the advance written consent of TUFTS, which may be withheld in the sole discretion of TUFTS without relieving LICENSEE of any of its indemnification or other obligations hereunder.

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     8.3  Insurance.  Not later than thirty (30) days before the time when
          ---------
LICENSEE, any subsidiary, or any sublicensee of LICENSEE shall use in humans or sell any Licensed Products or any products furnished to LICENSEE by TUFTS at any time (before, on or after the date hereof) in connection herewith or in connection with the Research Agreement, and at all times thereafter until the expiration of all applicable statutes of limitation pertaining to any such use, sale or other disposition of any Licensed Products or the aforesaid products furnished by TUFTS (whether same occurs or exists before or after the Effective
Date), LICENSEE will at LICENSEE's expense, obtain and maintain in full force and effect, comprehensive general liability insurance, including product liability insurance, protecting TUFTS against all claims, suits, obligations, liabilities and damages, based upon or arising out of actual or alleged bodily injury, personal injury, death, or any other damage to or loss of persons or property, caused by any such use, sale, or other disposition. Such insurance policy or policies shall be issued by companies rated by A. M. Best as A VIII or better (or other companies acceptable to TUFTS), shall name TUFTS as an additional named insured, shall have limits of at least one million dollars ($1,000,000) per occurrence with an aggregate of three million dollars ($3,000,000), shall be non-cancelable except upon thirty (30) days prior written notice to TUFTS, and shall provide that as to any loss covered thereby and also by any policies obtained by TUFTS itself, LICENSEE's policies shall provide primary coverage for TUFTS and TUFTS' policies shall be considered excess coverage for TUFTS.

     8.4  Certificates; Policies.  LICENSEE will forthwith after the obtaining
          ----------------------
of such insurance required by Section 8.3, obtain and deliver to TUFTS certificates of and copies of, and at all times thereafter deliver without further demand replacement certificates and copies of, all such insurance policies that are in force and effect, as reasonably requested by TUFTS.

9    MARKING

     Prior to the issuance of patents under Licensed Patents, LICENSEE agrees to mark Licensed Product(s) (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words "Patent Pending," and following the issuance of one or more patents, with the numbers of any applicable Licensed Patents.

10   USE OF NAMES

     10.1  Use of Names.   LICENSEE, its Affiliates and sublicensees agrees not
           ------------
to use the name of TUFTS or any TUFTS participant in the Research, as defined in the Research Agreement, in any form of publicity or disclosure without TUFTS' prior written consent, which may be withheld or withdrawn in TUFTS' discretion at any time, provided however, that no such consent will be required with regard to: (i) any proper reference by LICENSEE to published technical publications by such participants; (ii) disclosures to potential investors and corporate collaborators; and (iii) TUFTS will make no objection to LICENSEE's such other disclosures as are required as a matter of law (including disclosures made under applicable securities regulation) and such general disclosures

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of this Agreement as may be desired by LICENSEE for purposes of grant solicitations from governmental authorities.

11   PATENT PROSECUTION AND INFRINGEMENT

     11.1 TUFTS shall have the primary responsibility for the prosecution, filing and maintenance of all Licensed Patents, including the conduct of all interference, opposition, nullity and revocation proceedings, using counsel of its choice; provided, however, that LICENSEE shall have reasonable opportunity to advise and consult with TUFTS on such matters and may recommend TUFTS to take such action as LICENSEE reasonably believes necessary to protect the Licensed Patents. Counsel shall concurrently provide TUFTS and LICENSEE with copies of all material correspondence related to the prosecution of the patent applications within the Licensed Patents. Should TUFTS elect to abandon any patent or patent application in any country, it shall give timely notice to LICENSEE, who may continue prosecution or maintenance, at its sole expense and TUFTS shall have no further rights with respect to such patent application or patent in such country. In the event that a conflict arises with respect to patent counsel selected by TUFTS, LICENSEE may, with just cause and after consulting with TUFTS, select new patent counsel reasonably acceptable to TUFTS.

     11.2 Payment of all reasonable fees and costs relating to the filing, prosecution and maintenance of Licensed Patents which are incurred by TUFTS after the Effective Date (including interference and/or opposition, nullity and revocation proceedings) shall be the responsibility of LICENSEE. TUFTS shall periodically send LICENSEE invoices for any such patent expenses incurred by TUFTS and LICENSEE shall pay such invoices within thirty (30) days of receipt thereof.

     11.3 Each party shall inform the other promptly in writing of any alleged infringement of the Licensed Patents by a third party, including all detail then available. TUFTS shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements, and LICENSEE agrees that TUFTS may join LICENSEE as a plaintiff at the expense of TUFTS. In any infringement action commenced or defended solely by TUFTS, all expenses and all recovery for infringement shall be those of TUFTS.

     11.4 If TUFTS has not taken legal action or been successful in obtaining cessation of the infringement, within one hundred eighty (180) days of written notification from LICENSEE of such infringement, or if TUFTS elects not to continue prosecuting any legal action against an infringer, LICENSEE shall have the right (while the LICENSEE is the exclusive licensee), but shall not be obligated, to prosecute at its own expense any such infringement. LICENSEE may join TUFTS as a plaintiff in any such infringement suit at LICENSEE's expense. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without TUFTS' consent, which shall not be unreasonably withheld or delayed. In any such action by LICENSEE, after LICENSEE is first reimbursed for LICENSEE's costs and expenses (including attorney's and expert fees) and then TUFTS is reimbursed for any credited royalties pursuant to Section 11.8, TUFTS shall be entitled to receive an amount equal to the applicable royalties on any recovery of profits and damages that is in excess of LICENSEE's costs and expenses and TUFTS' royalty reimbursement. LICENSEE shall indemnify TUFTS against any order for costs or other payments that may be made against TUFTS in such proceedings.

     11.5 If any declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patents shall be brought against LICENSEE, TUFTS shall have the right at its election made within sixty (60) days after commencement of that action, to intervene and take over the sole defense of the action at its expense.

     11.6 In any infringement suit that either party brings to enforce the Licensed Patents, the other party shall at the request and expense of the party bringing the suit, cooperate in al reasonable respects, including, to the extent possible, obtaining the testimony of its employees and making available physical evidence in the possession of that party.

     11.7 LICENSEE, during the exclusive period of this Agreement, shall have the exclusive right in accordance with the provisions of Section 12, to sublicense any alleged infringer in the Licensed Territory for future use of the Licensed Patents.

     11.8 If LICENSEE pay any amounts in fees, expenses or costs to maintain, prosecute, bring or defend any proceeding relating to any infringement by a third party of any Licensed Patents, any declaratory action alleging invalidity or non-infringement of any Licensed Patents, or any interference, opposition, nullity or revocation proceeding relating to any Licensed Patents pursuant to this Section 11 (the "Section 11 Costs"), TUFTS agrees that 50% of the amount of such Section 11 Costs may be credited as they are incurred by LICENSEE against royalties due to TUFTS under Section 5 of this Agreement.

12   SUBLICENSES

     12.1 LICENSEE may grant sublicenses under the Exclusive Technology to make, have made, import, have imported, use, lease, sell and offer for sale, have sold and otherwise commercialize and exploit Licensed Products, and to practice any method, process or procedure within the Exclusive Technology in the Licensed Territory. The terms and conditions of each sublicense shall be consistent with the terms and conditions of this Agreement and shall contain, among other things (by way of example but not limitation), provisions substantially similar to and consistent with: the "Net Sales" definition;
Section 6; Section 7.1 (so that no representations or warranties inconsistent with that Section shall be extended to or by any sublicensee); Section 10; and
Section 18.

     12.2 Any sublicense granted by LICENSEE under this Agreement shall remain in effect in the event of any termination of this Agreement and shall provide for the assignment of such sublicense to TUFTS or its designee in the event that this Agreement is terminated; provided, that the financial obligations of each sublicensee to TUFTS shall be limited to the amounts such sublicensee would be obligated to pay to LICENSEE had this Agreement not been terminated.

     12.3 Each sublicense shall provide that the obligations to TUFTS of Sections 6, 7.1, 8.1, 10.1, 11.3, 11.4, 13.4, and 18 shall be binding on the sublicensee and enforceable by both TUFTS and LICENSEE.

     12.4 LICENSEE shall furnish to TUFTS a true and complete copy of each sublicense agreement and each amendment thereto, promptly after the sublicense or amendment has been agreed upon. TUFTS agrees that it will keep each agreement confidential.

     12.5 No sublicense shall relieve LICENSEE of any of its obligations hereunder, and LICENSEE shall be responsible for the acts or omissions of its Affliliates and sublicensees and for compliance by them with their obligations, and LICENSEE shall take all steps necessary to enforce that compliance to the extent required to allow LICENSEE to fully comply with all of its obligations under this Agreement.

13   TERM AND TERMINATION

     13.1 Unless sooner terminated in a manner provided herein, this Agreement shall continue in force on a country-by-county and Licensed Product-by-Licensed Product basis until the expiration of the last to expire of all Valid Claims in such country included in the Licensed Patents. Following such an expiration, LICENSEE shall have a non-exclusive, royalty-free, irrevocable license in such country, to the Know-How.

     13.2 LICENSEE shall have the right to terminate the Agreement at any time following ninety (90) days written notice to TUFTS. LICENSEE may terminate this Agreement with respect to any country or any Licensed Patent by giving TUFTS notice in writing at least sixty (60) days in advance of the effective date of termination selected by LICENSEE.

     13.3  TUFTS may terminate this Agreement if LICENSEE:

          (a)  Is in default in payment of royalty;

          (b)  Is in material breach of any provision hereof;

and LICENSEE fails to remedy any such default, or breach, or fails to act reasonably to remedy any default, or breach, within thirty (30) days after receipt of written notice thereof by TUFTS.

     13.4 TUFTS may terminate this Agreement if LICENSEE fails to cure any default on the diligence milestones in Section 4 after a twelve month period commencing upon LICENSEE's receipt of written notification from TUFTS of LICENSEE's default of such milestones.

     13.5  Surviving any termination are:

          (a)  LICENSEE's obligation to pay royalties accrued or accruable;

          (b) Any cause of action or claim of LICENSEE or TUFTS, accrued or to accrue, because of any breach or default by the other party; and

          (c) The provisions of Articles 8, 10, 15, 17 and Sections 7.1, 12.2 and 13.4.

14   ASSIGNMENT

     Neither party may assign this Agreement or any part hereof without the express written consent of the other, which consent shall not be unreasonably withheld; provided, however, LICENSEE may assign this Agreement or any portion hereof to an Affiliate or to a successor of all or substantially all its business relating to the Licensed Patents or Know-How without the written consent of TUFTS and shall provide TUFTS notice of any such assignment. However, no assignment or other transfer by LICENSEE shall relieve LICENSEE of any obligations hereunder and LICENSEE shall continue to be primarily and jointly and severally liable (along with such assignee or other transferee) for the performance of all obligations of LICENSEE and such assignee or other transferee hereunder.

15   ARBITRATION

     15.1 Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled by arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association.

     15.2 Upon request by either party, arbitration will be initiated by a third party arbitrator mutually agreed upon in writing by LICENSEE and TUFTS within thirty (30) days of such arbitration request. Judgment upon the award rendered by the arbitrator shall be final and nonappealable and may be entered in a court having jurisdiction thereof. The parties agree that any provision of applicable law notwithstanding, they will not request and the arbitrators shall have no authority to award punitive or exemplary damages against any party. The costs of the arbitration, including administrative fees and fees of the arbitrators shall be shared equally by the parties. Each party shall bear the cost of its own attorneys' fees and expert fees.

     15.3 The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in a Superior Court of the Commonwealth of Massachusetts; provided, however, the arbitrator may limit the scope, time and/or issues involved in discovery.

     15.4 Any arbitration shall be held at a location mutually agreed upon in writing by LICENSEE and TUFTS.

16   NOTICES

     All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, or overnight deliver service (e.g., DHL, Federal Express) and addressed as follows:

     To TUFTS:          Tufts University
                        136 Harrison Avenue (75K-1520)
                        Boston, Massachusetts  02111

                        Attention: Associate Provost for Research

     with a copy to:    Massachusetts Biomedical Inititatives
                        20 Hampden Street
                        Roxbury, Massachusetts  02119

                        Attention: Director, Unified Office for Technology Transfer

     To LICENSEE:       Illumina, Inc.
                        2187 Newcastle Ave
                        Suite 101
                        Cardiff, California  92007

                        Attention: John R. Stuelpnagel

Either party may change its address upon written notice to the other party.

17   CONFIDENTIALITY

     TUFTS shall maintain this Agreement and the reports and any information provided by LICENSEE to TUFTS in confidence and not disclose such information or reports to any third party, except as required by law and disclosed after notice to LICENSEE and after requesting confidential treatment and a protective order, if available. TUFTS may, however, disclose to third parties total annual royalty payments and general statistical information regarding payments made hereunder in the context of disclosing statistical information pertaining to the performance of the TUFTS Office of Technology Licensing.

18  COMPLIANCE WITH LAWS

     18.1  Export Controls.  The Export Control Regulations of the U.S.
           ---------------
Department of Commerce prohibit, except under special validated license, the exportation from the United States of technical data relating to certain commodities (listed in the Regulations), unless the exporter has received certain written assurance from the foreign importer. In order to facilitate the exchange of technical information under this Agreement, LICENSEE therefore hereby agrees and gives its assurance to TUFTS that LICENSEE will not, unless any required prior authorization is obtained from the U.S. Office of Export Control, re-export directly or indirectly any technical data received from TUFTS under this Agreement and will not export directly the Licensed Products or such technical data to any country listed on either the Commodity Control List or Militarily-Critical Technologies List. TUFTS makes no representation as to whether any such license is required or, if one is required, as to whether it will be issued by the U.S. Department of Commerce.

     18.2   Other Laws.  In addition to the foregoing export control
            ----------
requirements, LICENSEE agrees that it, its Affiliates, and its sublicensees will comply with all applicable mandatory or permissive patent marking laws, rules, and regulations and comply with all other laws, rules, and regulations of all governmental authorities applicable to any of their activities contemplated by this Agreement, and will comply with all necessary and desirable practices in connection and compliance with safety recommendations of trade associations or governmental authorities.

19   MISCELLANEOUS

     19.1  Governing Law.  This Agreement shall be governed by the laws of in
           -------------
the Commonwealth of Massachusetts, without reference to principles of conflicts of laws.

     19.2  Waiver.  None of the terms of this Agreement can be waived except by
           ------
the written consent of the party waiving compliance.

     19.3  Entire Agreement.  This Agreement and any Exhibits attached hereto
           ----------------
(each of which is hereby made part hereof by this reference), and the Master Agreement entered into by the parties on even date herewith constitute the entire agreement between the parties concerning the subject matter hereof, and all prior negotiations, representations, warranties, agreements, and understandings related thereto superseded hereby.

     19.4  Force Majeure.  Neither party shall not be considered in breach of
           -------------
this Agreement to the extent any failure to perform any term or provision is caused by any reason beyond such party's reasonable control, or by reason of any of the following circumstances: labor or employee disturbances or disputes of any kind; accidents; laws, rules or regulations of any government

(including, without limitation, export and import regulations); failure of any government approval required; disease; failure of utilities, mechanical breakdowns, material shortages or other similar occurrences; civil disorders or commotions, acts of aggression, vandalism or other similar occurrences; or fire, floods, earthquakes, or acts of God.

     19.5  Independent Contractors.  The parties hereto shall be independent
           -----------------------
contractors with respect to each other, and neither shall be deemed to be the agent, principal, employee, servant, joint venturer, or partner of the other for any purpose.

     19.6  Severability.  If any provision of this Agreement shall to any extent
           ------------
be found to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and any such invalid or unenforceable provision shall be reformed so as to be valid and enforceable to the fullest extent permitted by law.

     19.7  Headings.  Headings of Articles, Sections, and subsections included
           --------
herein for convenience for reference only and shall not be used to construe this Agreement.

     19.8  Counterparts.  This Agreement may be executed in two counterparts,
           ------------
each of which shall be deemed an original and which together shall constitute one instrument.


     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date set forth above.

TUFTS UNIVERSITY                       ILLUMINA, INC.
("TUFTS")                              ("LICENSEE")



By: __________________________________  By: __________________________________

Title:________________________________  Title:________________________________

                                   Exhibit 1

                        Patents and Patent Applications

-------------------------------------------------------------------------------
WALT, David                  [*]                           [*]
BARNARD, Steve
-------------------------------------------------------------------------------
WALT, David                  [*]                           [*]
BARNARD, Steve
-------------------------------------------------------------------------------
WALT, David                  [*]                           [*]
BRONK, Karen
-------------------------------------------------------------------------------
WALT, David                  [*]                           [*]
BARNARD, Steve
-------------------------------------------------------------------------------
WALT, David                  [*]                           [*]
KAUER, John
-------------------------------------------------------------------------------
WALT, David                  [*]                           [*]
PANTANO, Paul
-------------------------------------------------------------------------------
WALT, David                  [*]                           [*]
BARNARD, Steve
-------------------------------------------------------------------------------
                       Pending U.S. Patent Applications
-------------------------------------------------------------------------------
WALT, David                  [*]                           [*]
HEALEY, Brian
-------------------------------------------------------------------------------
WALT, David                  [*]                           [*]
-------------------------------------------------------------------------------
WALT, David                  [*]                           [*]
MICHAEL, Keri
-------------------------------------------------------------------------------
WALT, David                  [*]                           [*]
DICKINSON, Todd
-------------------------------------------------------------------------------
WALT, David                  [*]                           [*]
HEALEY, Brian
FERGUSON, Jane
-------------------------------------------------------------------------------
                     U.S. Patent Applications to be Filed
-------------------------------------------------------------------------------
WALT, David                  [*]                           [*]
TAYLOR, Laura
-------------------------------------------------------------------------------

____________________
[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   Exhibit 2

                             Founding Capitalizaton


Person/Organization Shares % of Total
-------------------------------------

MBRI/Tufts                 0,500,000      10.0%
Founders                   1,275,000      25.5%
CW Group                   0,375,000      07.5%
Reserve                    2,825,000      57.0%

Total                      5,000,000       100%